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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

    CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

        Date of Report (date of earliest event reported) - April 15, 2003

                           LASALLE RE HOLDINGS LIMITED
             (Exact Name of Registrant as Specified in Its Charter)

            Bermuda                     1-12823                Not Applicable
(State or Other Jurisdiction of       (Commission             (I.R.S. Employer
 Incorporation or Organization)       File Number)           Identification No.)

              LOM Building, 27 Reid Street, Hamilton HM 11, Bermuda
                    (Address of Principal Executive Offices)
       Registrant's Telephone Number, including area code: (441) 292-3339

                                      None
             (former name or address, if changed since last report)

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

Item 5. OTHER EVENTS

LaSalle Re Holdings Limited's Annual Report on Form 10-K for the year ended December 31, 2002 is the subject of a form 12b-25 filed with the Securities and Exchange Commission on April 1, 2003 and such information will be filed as soon as possible. LaSalle Re Holdings Limited is providing in this Current Report on Form 8-K, as a matter of information, the information called for in Part I, Items 1 through 4 of Form 10-K.


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

                                     PART I

Unless the context otherwise requires, references herein to the "Company" include LaSalle Re Holdings Limited and its subsidiary, LaSalle Re Limited ("LaSalle Re"), and its subsidiaries LaSalle Re Corporate Capital Ltd. ("LaSalle Re Capital"), LaSalle Re (Services) Limited ("LaSalle Re Services") LaSalle Re (Barbados) Ltd. ("LaSalle Re Barbados"), Oak Dedicated Limited, Oak Dedicated Two Limited and Oak Dedicated Three Limited, (collectively called the "Oak Entities").

                           FORWARD-LOOKING STATEMENTS

Some of the statements under "Business," "Risk Factors," and elsewhere in this Report may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the insurance and reinsurance sectors in general. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those described under "Risk Factors" below and the following:

Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

      - actions by insurance regulators seizing or otherwise taking control of our insurance company subsidiaries or their assets or those of other affiliated entities;

      - actions by our creditors or securities holders, or those of our parent company, Trenwick Group Ltd. ("Trenwick"), commencing liquidation or similar proceedings against us, our subsidiaries, Trenwick or their assets or those of other affiliated activities;

      - actions by the Financial Services Authority or Lloyd's in the United Kingdom, which could result in our affiliate Trenwick Managing Agents being required to cease underwriting at Lloyd's;

      - greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

      - failure of our business strategy due to changes in current or future market conditions;

      - increased competition on the basis of financial strength, pricing, capacity, coverage terms or other factors;

      - our lack of experience in operating insurance or reinsurance entities that are in runoff and are not writing new business;

      -     the effects of acts of terrorism or war;

      - developments in the world's financial and capital markets that adversely affect the performance of our investments;


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

      - changes in regulation or tax laws applicable to us, our subsidiaries, brokers or customers;

      -     changes in the availability, cost or quality of reinsurance;

      - changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

      - decreased demand for our insurance and reinsurance products at Lloyd's;

      - loss of additional key personnel, or consultants or failure of management companies to provide services;

      - inability of affiliated entities to provide administrative and other management services under the terms of Administrative Services Agreements;

      -     the effects of mergers, acquisitions and divestitures;

      -     changes in rating agency policies or practices;

      - changes in legal theories, including trends that impact verdicts in insurance claims litigation;

      -     changes in accounting policies or practices;

      - changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates, and other factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Report. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this Report reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this Report which could cause actual results to differ before making an investment decision.

ITEM 1. BUSINESS

General

The Company was incorporated in Bermuda in September 1995 to act as a holding company for LaSalle Re, which was incorporated in Bermuda in October 1993 and commenced operations on November 22, 1993. It primarily acted as a multi-line reinsurance company with emphasis on property catastrophe business.

On September 27, 2000, the Company, LaSalle Re, Trenwick Group Ltd. ("Trenwick") and Trenwick Group Inc. completed a business combination (the "Trenwick/LaSalle business combination"). Under the terms of the Trenwick/LaSalle business combination, the common shareholders of the Company, LaSalle Re and Trenwick Group Inc. exchanged their shares on a one-for-one basis for shares in Trenwick. Following this transaction, the Company became a wholly owned subsidiary of Trenwick and a guarantor of certain indebtedness owed by Trenwick and certain of its direct and indirect subsidiaries.


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

Trenwick is a Bermuda-based specialty insurance and reinsurance holding company with two principal operating businesses operating through its subsidiaries located in the United States and the United Kingdom, and three runoff operations. Trenwick's United States treaty reinsurance business ("Trenwick America Re") provides, through an underwriting facility with Chubb Re, Inc. and its affiliate Federal Insurance Company, treaty reinsurance to insurers of property and casualty risks. Trenwick's operations at Lloyd's of London ("Lloyd's") underwrite specialty property and casualty insurance as well as treaty and facultative property and casualty reinsurance on a worldwide basis.

In 2002, Trenwick conducted several strategic reviews of its operations in light of its capital constraints and determined that it was necessary for Trenwick to reduce its operating leverage by reducing premium volumes to a level more commensurate with its capital base and to concentrate its limited financial resources on its core franchises and businesses, its United States treaty reinsurance business and its Lloyd's operations, where it would be able to write insurance and reinsurance based on direct or indirect financial support. As a result, Trenwick voluntarily placed into runoff its United States specialty program business formerly operated through its subsidiary, Canterbury Financial Group, Inc., and its London-based specialty insurance and reinsurance company, Trenwick International Limited. Additionally, in light of the increasing capital requirements imposed by the market on catastrophe insurance providers, the Company sold its in-force property catastrophe reinsurance business. Little or no new insurance or reinsurance is presently being offered in these three runoff operations, including the Company, with the exception of business written through the Oak Entities. See "Business Segments - Lloyd's - Corporate Members," below.

From LaSalle Re's incorporation in 1993 until April 1, 2002, its primary business activity was as a property and casualty reinsurer underwriting worldwide specialty products with an emphasis on catastrophe reinsurance. Catastrophe reinsurance contracts cover unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. Following losses sustained in the September 11, 2001 terrorist attacks, Trenwick determined that without additional capital LaSalle Re could no longer compete effectively in this business nor could Trenwick remain in a business that was inherently unpredictable and which could result in additional significant losses. Effective April 1, 2002, LaSalle Re was placed into runoff following the sale of its in-force catastrophe reinsurance business to Endurance Specialty Insurance Ltd. ("Endurance") (See below).

LaSalle Re's other business consisted primarily of participations in certain Lloyd's syndicates through LaSalle Re Capital, which provided capital support to those syndicates. Effective for the 2001 underwriting year at Lloyd's, LaSalle Re Capital withdrew its capital support from all Lloyd's syndicates. LaSalle Re Capital, which was incorporated in Bermuda in November 1996, is currently inactive. On December 10, 2002, LaSalle Re, with the permission of the Bermuda Monetary Authority ("BMA"), again became a corporate capital provider at Lloyd's pursuant to an agreement between Trenwick, LaSalle Re and the Company whereby the Oak Entities were contributed by Trenwick to LaSalle Re. The Oak Entities (three separate subsidiaries), which are incorporated in the United Kingdom, participate in Lloyd's syndicates managed by Trenwick Managing Agents ("TMA"), a wholly owned subsidiary of Trenwick. The contribution of the Oak Entities by Trenwick to LaSalle Re together with an additional investment by LaSalle of $81.6 million was completed as part of Trenwick's underwriting capital at Lloyd's for the 2003 year of account. In return for its investment, LaSalle Re will receive 43% of the economic interest (prior to the deduction of the Banks' letter of credit fees and profit participation, discussed below in "- Pledge by Trenwick of the Company's Stock and Assets, Including the Stock of LaSalle Re") in the 2003 year of account of syndicates managed by TMA at Lloyd's and will also participate in the economic interest in the results of such syndicates for the 2002 and prior years of account. For further discussion regarding the Company's activities in the Lloyd's market, see -"Business Segments - Lloyd's - Corporate Members," below.

LaSalle Re's other wholly owned subsidiaries include LaSalle Re Services (currently inactive), which acted as a representative office for the Company in the United Kingdom up until the completion of the Trenwick/LaSalle business combination in September 2000 and LaSalle Re Barbados, which was incorporated in Barbados in 2001 and acts as an investment holding company.


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

Significant Developments

During 2002 and the first quarter of 2003, a number of developments have occurred that have significantly and negatively affected Trenwick's operations, capital structure and the financial resources required to conduct its businesses, including those of the Company. Set forth below are brief descriptions of a number of these developments as well as certain material transactions entered into by Trenwick and the Company to enable them to continue to conduct business operations despite the adverse developments. Investors and shareholders are cautioned that Trenwick and the Company have had a number of significant adverse events which could make it extremely difficult to continue in their current businesses, if at all, and they should carefully review this Report on Form 8-K, as well as Trenwick's annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission, including the "Significant Developments," "Risk Factors" and "Forward-Looking Statements" sections thereof, as well as other sections of this Report and Trenwick's Report.

Going Concern Qualification

Trenwick's independent accountants, PricewaterhouseCoopers LLP, have stated, in their audit report with respect to Trenwick's financial statements as at and for the twelve months ended December 31, 2002, that substantial doubt exists as to Trenwick's ability to continue as a going concern. Trenwick's and the Company's ability to operate continue to be adversely impacted by the deterioration in Trenwick's financial condition and its lack of available financial resources to meet its obligations.

Sale of In-Force Business of the Company to Endurance

Trenwick and the Company's wholly owned subsidiary, LaSalle Re, entered into a Transfer and Purchase Agreement, a Quota Share Retrocession Agreement, a Bill of Sale, an Assignment Agreement, an Administrative Services Agreement and an Assignment of Reinsurance Recoverables and Other Receivables, each dated as of May 16, 2002, pursuant to which LaSalle Re sold to Endurance the in-force property catastrophe business of LaSalle Re as of April 1, 2002. Concurrent with the sale, substantially all of LaSalle Re's employees became employees of Endurance. The Quota Share Retrocession Agreement was a 100% quota share reinsurance agreement, with Endurance paying LaSalle Re a ceding commission of 25% of premiums ceded and additional profit sharing of 50% if the losses do not exceed a loss ratio of 45%. In addition, Endurance will have the right to renew LaSalle Re's in-force business as it expires in exchange for a 12.5% commission on the business renewed. Included in the Company's results for the year ended December 31, 2002 are $11.6 million in ceding commissions earned on the quota share agreement with Endurance as well as $6.0 million in amortization of acquisition costs on the related assumed business. The loss on sale of in-force business recorded during 2002 of $20.1 million is net of the non-recurring revenue and expense items incurred as a result of the sale, as detailed in the table below (in millions).

      Minimum proceeds related to sale of renewal rights                             $  8.0
      Accelerated amortization of reinsurance contracts not transferred in sale       (20.9)
      Legal expenses and investment banking fees                                       (4.4)
      Severance and related expenses                                                   (2.8)
                                                                                     ------
      Net loss on sale of LaSalle Re's in-force reinsurance business                 $(20.1)
                                                                                     ======

Realization of any additional revenue from the renewal commission in excess of the $8.0 million previously received, or future revenue from profit sharing related to the loss ratio, is not known at this time; however, the Company and LaSalle Re do not expect to receive significant revenues in 2003 from this transaction.


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

Special dividend

Subsequent to LaSalle Re being placed into runoff, Trenwick borrowed $258 million from LaSalle Re in June 2002. Of the funds borrowed, Trenwick used approximately $195 million to repay the outstanding term indebtedness under Trenwick's bank credit facility, which had been guaranteed by the Company, and utilized the remaining portion primarily for capital support of Trenwick's Lloyd's operations (including the Oak Entities, which became wholly owned subsidiaries of LaSalle Re effective December 10, 2002).

As the Company had agreed to cease future competitive activities in connection with the Endurance transaction and did not have any plans to underwrite new insurance or reinsurance through LaSalle Re, Trenwick applied to the BMA in November 2002 to recharacterize the $258 million loan as a special dividend since it would more appropriately reflect the status of the distribution. The Company believes that the reduction in capital and surplus resulting from the special dividend would not cause LaSalle Re to fall below the minimum statutory capital and surplus of $100 million which is required of a Class 4 insurer. In connection with this request, the BMA and LaSalle Re agreed that LaSalle's Certificate of Registration be endorsed to restrict LaSalle Re's license so that it can no longer write any insurance without the prior written consent of the BMA.

Dividend suspension

On November 29, 2002, the Company suspended the payment of dividends on its Series A Preferred Shares as a result of restrictions on the Company under Trenwick's credit agreement with various lending institutions, under which the Company is a guarantor. The Company intends to accrue the dividends until payment is reinstated. The date of dividend payment reinstatement has not been determined by the Company. The Company does not expect to be able to pay dividends to the holders of the Series A Preferred Shares in the foreseeable future.

Transactions with Affiliates

In 2000, Trenwick borrowed $75 million from LaSalle Re. The proceeds of the loan were used primarily for capital support of Trenwick's Lloyd's operations and for general corporate purposes. The BMA recently confirmed to the Company that it will allow LaSalle Re's existing $75 million loan to Trenwick, plus accrued interest, to continue to be recorded as an admitted asset on LaSalle Re's balance sheet. The Company believes that LaSalle Re's statutory capital and surplus is above the $100 million minimum required as a Class 4 insurer in Bermuda. Should the loan and related interest and other related intercompany receivables be determined to not be realizable because of the current uncertainties of Trenwick's financial condition, LaSalle Re would fall below the minimum required statutory capital and surplus amount of $100 million. The Company is required by Trenwick's Credit Agreement (referred to below) to use its best efforts to obtain a reduction in LaSalle Re's insurance license classification from the BMA. LaSalle Re has notified the BMA that it intends to file with the BMA an application during 2003 for a reduction in class from a Class 4 insurer to a Class 3 insurer, which could reduce its statutory capital and surplus requirement to $29.4 million if applied to its December 31, 2002 statutory balance sheet. There can be no assurance that such an application would be approved by the BMA or, if approved, that the BMA would not impose more restrictive capital and surplus and other financial requirements on LaSalle Re than those generally established for Class 3 insurers.

During the years ended December 31, 2001 and 2000, the Company purchased $10.7 million and $13.0 million par value, respectively, of Trenwick Capital Trust I Preferred Stock for $8.5 million and $9.9 million, respectively, which are included in the Company's debt securities held for investment. The Trenwick Capital Trust I Preferred Stock matures in 2037 and provides preferential cumulative semi-annual cash distributions at an annual rate of 8.82% which are guaranteed by Trenwick America Corporation, within certain limits, as to distribution payments and liquidation or redemption payments. In November 2002, Trenwick suspended the dividend payment on these securities. The market value of these investments was $2.4 million at December 31, 2002. In accordance with the Company's investment accounting policy, the Company determined that this investment suffered an impairment of value that is considered to be other than temporary and therefore the difference between amortized cost and market value was recorded as a realized loss of $16.0 million. No interest has been accrued on these securities since August 1, 2002, the date of the last dividend payment.

Acquisition of Oak Entities

On December 10, 2002, the capital stock of the Oak Entities was contributed by Trenwick to LaSalle Re, prior to which certain indebtedness owed to Trenwick by the Oak Entities was forgiven. The transaction was approved by the BMA. The Oak Entities, as corporate capital providers, participate in several Lloyd's syndicates managed by TMA. The Company, through its subsidiary LaSalle Re Capital, also participated in one of these syndicates through the 2000 Lloyd's year of account.

Reserve Adjustments

Trenwick announced on October 25, 2002 that it had engaged independent actuaries to conduct a review of the reserves for unpaid claims and claims expenses at each of Trenwick's operating subsidiaries, including those of the Company. Based upon the study conducted by independent actuarial consultants and additional work performed during the quarter by Trenwick's internal actuaries, Trenwick increased its reserves for unpaid claims and claims expenses in the fourth quarter of 2002 by $107 million, which was net of a favorable adjustment of $6 million applicable to LaSalle Re. The fourth quarter 2002 increases in reserves impact Trenwick's United States insurance subsidiaries and Trenwick International. Trenwick's reserves at its Lloyd's operation, which includes the Oak Entities, while also analyzed, were not adversely affected by this reserve increase. The fourth quarter 2002 reserve increases followed reserve increases made by Trenwick earlier in 2002, for an aggregate reserve increase for 2002 of $303.4 million, of which $33.1 million applied to the Company. The reserve increases recorded during 2002 include $21.5 million related to LaSalle's Re exposure to the terrorist attacks of September 11, 2001 offset in part by reductions in LaSale Re's other reserves of $19.0 million. The remainder of the reserve increase relates primarily to the Oaks Entities and reflects a reassessment of reserves for unpaid claims and claims expenses in light of recent reported loss activity trends across its major business groups and principally impacts the 1998 to 2001 accident years.

Pledge by Trenwick of the Company's Stock and Assets, Including the Stock of LaSalle Re

Concurrently with the Trenwick/LaSalle business combination in September of 2000, Trenwick America Corporation ("Trenwick America") and Trenwick Holdings Limited ("Trenwick Holdings"), Trenwick's U.S. and U.K. holding companies, entered into an amended and restated $490 million credit agreement with various lending institutions (the "Banks"), which was guaranteed by the Company. The credit agreement consisted of both a $260 million revolving credit facility and a $230 million letter of credit facility. The revolving credit facility was subsequently converted into a four-year term loan and repaid in full on June 17, 2002. Additionally, on December 24, 2002, the credit agreement was amended to reduce the letter of credit facility, which is utilized by Trenwick to support its underwriting operations at Lloyd's, to the currently outstanding $182.5 million. The letter of credit facility is scheduled to terminate on December 31, 2003, although the letters of credit issued pursuant to the facility are not scheduled to expire until December 31, 2006.

Pursuant to a guaranty agreement entered into concurrently with the credit agreement, the Company has guaranteed the obligations of Trenwick America and Trenwick Holdings under the credit agreement. In April of 2002, Trenwick pledged the capital stock of the Company, and the Company and Trenwick pledged the capital stock of LaSalle Re as collateral to the Banks. In December of 2002, Trenwick agreed to provide the Banks additional security interests as described below.


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

On October 18, 2002, A.M. Best Company lowered the financial strength ratings of the Company and Trenwick's other operating subsidiaries below "A-". The lowered A.M. Best Company ratings constituted an event of default under the credit agreement. In addition, increases in reserves for unpaid claims and claims expenses at Trenwick's subsidiaries and the establishment of a deferred tax asset reserve at Trenwick's United States subsidiaries in the third quarter of 2002 resulted in violations of the financial covenants in the credit agreement requiring Trenwick to maintain a minimum tangible net worth and minimum risk-based capital. On November 13, 2002, Trenwick, its subsidiaries (including the Company) and the Banks executed a forbearance agreement with respect to the events of default arising from the lowered A.M. Best Company ratings and financial covenant violations.

Subsequently, an amendment and waiver of default under the credit agreement and amendment to the guaranty agreement were entered into on December 24, 2002 (the "December Amendments"). The December Amendments extended the letter of credit facility through December 31, 2003 to support Trenwick's underwriting operation at Lloyd's for the 2003 year of account. To those Banks extending their letters of credit, Trenwick agreed to pay a 5% per annum cash letter of credit fee, issue pay-in-kind notes bearing interest at LIBOR plus 2.5% per annum to evidence an additional 3.16% per annum letter of credit fee, issue warrants equal to 10% of Trenwick's fully diluted equity capital, and pay 15% of the profits earned by Trenwick's Lloyd's operations, including those of the Oak Entities owned by LaSalle Re, for the 2002 and 2003 Lloyd's years of account. Trenwick, Trenwick America and Trenwick Holdings agreed to provide the Banks a security interest in, and the assets and property of, their direct and indirect subsidiaries, including the Company, as additional collateral for the Banks, and to cause its subsidiaries, including the Company, to provide a guaranty to the Banks, subject to applicable laws and regulations and existing contractual rights.

The December Amendments also prohibit Trenwick and its subsidiaries from declaring or paying any dividends (including on Trenwick's common shares, the Series A Preferred Shares of the Company and the capital securities of Trenwick Capital Trust I). The December Amendments and the other amendments and waivers entered into in the first quarter of 2003 waive certain other defaults, add covenants further restricting the operation of Trenwick's business (including that of the Company), prohibit Trenwick from making certain payments without the Banks' approval, prohibit Trenwick and its subsidiaries (including the Company) from selling or otherwise disposing of any assets or property, require Trenwick to regularly report certain financial information to the Banks, and adjust downward certain of the financial covenants.

Pursuant to the December Amendments, Trenwick is required to collateralize with cash, cash equivalents and marketable securities 60% of the outstanding letters of credit by August 1, 2003. If it is unable to do so, Trenwick's insurance company subsidiaries will be prohibited from underwriting any insurance or reinsurance business without the Banks' prior approval. In addition, Trenwick is required to use its best efforts to terminate the letters of credit by December 31, 2003. In order to do so, the letters of credit would need to be replaced with other letters of credit or collateral acceptable to Lloyd's. In the event Trenwick has not terminated the letters of credit by December 31, 2003, it is required on such date to collateralize with cash, cash equivalents and marketable securities the full amount of the outstanding letters of credit. At this time, Trenwick does not have sufficient available liquidity to collateralize the letters of credit as required by the December Amendments. Additionally, Trenwick does not believe that it will be able to replace the letters of credit with other letters of credit or collateral acceptable to Lloyd's.

Since December, 2002, Trenwick has entered into additional amendments and numerous waivers with the Banks providing for, among other things, waivers of potential covenant defaults, further reductions in certain financial covenants, additional financial reporting, approval of certain employee and other payments, approval of the extension of the maturity of Trenwick America's senior notes (the "Senior Notes") from April 1, 2003 to August 1, 2003, the payment of interest accrued through April 1, 2003 to the holders of the Senior Notes and extension of numerous deadlines imposed under the December Amendments.

If there is an event of default under the credit agreement, including as a result of Trenwick failing to collateralize the letters of credit as described above, or if there is an event of default under other outstanding indebtedness of Trenwick or its subsidiaries (including the Company), including under Trenwick America's Senior Notes, resulting in a cross default under the credit agreement, Trenwick may be required to fully and immediately collateralize the outstanding letters of credit under the terms of the credit agreement and the guaranty agreement. No liability for any such amounts has been reflected in Trenwick's financial statements. If events of default occur and are not waived, there is substantial doubt as to Trenwick's ability to continue as a going concern and Trenwick and/or one or more of its subsidiaries (including the Company) may be forced to seek protection from creditors through proceedings commenced in Bermuda and other jurisdictions including the United States. In addition, at any time one or more of the insurance regulatory authorities having jurisdiction over Trenwick's insurance company subsidiaries (including the Bermuda Monetary Authority with respect to the Company and LaSalle Re, or the Financial Services Authority or Lloyd's in the United Kingdom with respect to Trenwick's Lloyd's operations) may commence voluntary or involuntary proceedings for the formal supervision, rehabilitation or liquidation of such subsidiaries, or one or more of the creditors of Trenwick or its subsidiaries (including the Company) may commence proceedings against Trenwick or its subsidiaries, including the Company, seeking their liquidation.

Pursuant to the December Amendments, the Company is also required among other things to (1) use its best efforts to convert LaSalle Re to Class 3 insurer status in Bermuda, (2) use its best efforts to secure loss portfolio transfers at LaSalle Re and its subsidiaries in form and substance satisfactory to the Banks, (3) use its best efforts to secure stop-loss reinsurance treaties satisfactory to the Banks for the 2001, 2002 and 2003 years of account at Lloyd's and (4) promptly pay, upon receipt of notice from Lloyd's, any solvency deficit or cash call for the 2002 and prior years of account at Lloyd's.

Recent Ratings Actions

Moody's Investors Service announced on April 10, 2003 that it had withdrawn all debt and preferred stock ratings of Trenwick Group Ltd. and its subsidiaries. The action reflects the failure of Trenwick America to pay the $75 million principal payment on its Senior Notes due April 1, 2003 and the ongoing effort to restructure Trenwick's debt obligations. The senior debt rating of Trenwick and the rating of Trenwick America's trust preferred securities had previously been lowered to "Ca" and "C", respectively, on January 31, 2003.

Standard and Poor's Ratings Services announced on April 2, 2003 that it had lowered the counter-party credit ratings on Trenwick, Trenwick America and the Company to "D" following the announced non-payment of principal and interest on the Senior Notes. Standard & Poor's also stated that despite the agreement in principal to extend the maturity of the Senior Notes, it believes that the prospect for significant recoveries to the Senior Note holders is very low. Standard & Poor's also announced on March 4, 2003 that it placed its "CCC" counterparty credit and financial strength ratings on Trenwick America's subsidiaries, Trenwick America Reinsurance Corporation ("Trenwick America Re"), Dakota Specialty Insurance Company and The Insurance Corporation of New York on CreditWatch negative. In addition, Standard and Poor's withdrew its "CCC" counterparty credit and financial strength ratings on Chartwell Insurance Company due to its merger with Trenwick America Re.

On April 2, 2003, A.M. Best Company announced that it had withdrawn the financial strength rating of "C" (Weak) and assigned a "NR-4" rating (Rating Withdrawn at Company's Request) to Trenwick America Re. Concurrently, A.M. Best downgraded the debt rating of Trenwick America to "D" from "C" relating to its Senior Notes. These rating actions followed the announced non-payment of principal and interest on the Senior Notes. The financial strength rating of Trenwick America Re had previously been downgraded to "C" (Weak) from "B-"
(Fair) on February 3, 2003.

On April 3, 2003, Fitch Ratings announced that it had lowered its long term and senior debt rating on Trenwick America to "D" from "C". In addition, Fitch lowered its long term ratings on Trenwick and the Company to "D" from "C". Fitch's "C" ratings on the Company's Series A Preferred Shares and the capital securities of Trenwick Capital Trust I were unchanged. Fitch's rating action also followed the announced non-payment of principal and interest on the Senior Notes. Fitch's "D" rating indicates that Fitch believes that Trenwick America's Senior Note holders' recovery value is unlikely to exceed fifty percent.

Suspension of Trading From New York Stock Exchange

On March 25, 2003, the Series A Preferred Shares of the Company and the common shares of Trenwick and were suspended from trading, pending application to the Securities and Exchange Commission for delisting, by the New York Stock Exchange ("NYSE") as a result of failure to meet the NYSE's minimum continued listing criteria. On the same day, Trenwick was notified that its common shares and the Series A Perpetual Preferred Shares of the Company would be quoted on the Over The Counter Bulletin Board ("OTC").

By letter dated March 24, 2003, the BMA issued permission for the free transferability on an interim basis of the shares of Trenwick and the Company while they are traded on the OTC Bulletin Board, on the condition that the BMA is notified promptly of all instances in which Trenwick or the Company becomes aware that a new shareholder has obtained 5% or more of either company's shares, including background information on any such new 5% shareholder.

Business segments

The Company has two reportable business segments: reinsurance operations and Lloyd's. The reinsurance segment provided reinsurance for property catastrophe and for other lines of business that have similar characteristics, namely high severity and low frequency. These lines included property risk excess, property, pro rata treaty, casualty, marine, aviation, satellite, terrorism, multi-peril, crop, and political risk coverages. Prior to December 10, 2002, the Lloyd's syndicates segment in runoff was written through LaSalle Re Capital, which provided capital support to selected Lloyd's syndicates. The lines of business written by the selected syndicates included direct insurance, facultative property reinsurance, marine insurance and reinsurance, professional indemnity, directors and officers insurance and bankers blanket bond business. Effective for the 2001 underwriting year at Lloyd's, LaSalle Re Capital withdrew its capital support from all Lloyd's syndicates. As described below, LaSalle Re's continuing underwriting activities arise as a result of the Oak Entities which are corporate members at Lloyd's.

Reinsurance operations (in runoff)

The Company wrote property and casualty reinsurance on a worldwide basis through its operating subsidiary LaSalle Re until April 1, 2002, when it sold LaSalle Re's in-force business to Endurance and placed LaSalle Re into runoff. The Company also wrote selected other lines of reinsurance at times when it believed that market conditions were favorable.

The Company's objective is to maximize the economic value of the runoff through effective claims settlement, commutation of assumed obligations where appropriate, collection of reinsurance recoverables and effective cash management. The overall financial condition of the runoff operation will determine the Company's ability to successfully accomplish this goal. The Company expects that it will manage outstanding liabilities until their natural expiration, although it may explore other strategic alternatives to assure that the interests of policyholders and ceding companies are protected, while maximizing the potential for return. LaSalle Re has entered into an administrative services agreement with Trenwick for Trenwick to provide LaSalle Re with executive management, actuarial, accounting, treasury, claims and other administrative services. From time to time the Company may also seek the advice of outside experts and retain consultants to assist in these efforts.

Lloyd's - Corporate Members

As described above, on December 10, 2002, Trenwick, LaSalle Re and the Company entered into an agreement pursuant to which the Oak Entities were contributed by Trenwick to LaSalle Re, following the forgiveness of certain indebtedness owed to Trenwick by the Oak Entities. LaSalle Re agreed to invest $81.6 million in the Oak Entities which, together with the renewal of Trenwick's letter of credit facility, provide funds at Lloyd's as part of Trenwick's underwriting capital at Lloyd's for the 2003 year of account. The Oak Entities will receive 43% of the economic interest (prior to the deduction of the Banks' letter of credit fees and profit participation) in the 2003 year of account for syndicates managed by TMA at Lloyd's.

Information Regarding Lloyd's Syndicates

Lloyd's is an internationally recognized insurance market place that has been operating in England for over 300 years pursuant to legislation and custom. The following is a general description of certain fundamental principles upon which business is conducted at Lloyd's by Trenwick's subsidiaries, including the Oak Entities, and other participants in the Lloyd's market.

Capital Support. The capital required to support a corporate member's underwriting on a syndicate is determined by Lloyd's and is based on the application of a risk based capital (RBC) model. The variables within the RBC model are dependent on various criteria as applied to each Lloyd's syndicate and corporate member. There are four main elements to the current RBC framework which, when considered together, determine the level of capital required to support underwriting. These are:

      o     the performance of each category of business assessed by risk code;

      o a credit which is given for the diversity of the business contained within the syndicate;

      o     Lloyd's assessment of management performance; and

      o     the underwriting history of the corporate member.

Relationship between members and managing agents. Members conduct their business as sole traders or corporate entities, grouped into annual ventures known as syndicates, each of which is managed by a managing agent which may manage one or more syndicates. All of Trenwick's Lloyd's operations, including that of the Oak Entities are conducted through syndicates which are managed by TMA. See "Business Management Services," below. At the end of each year the syndicate is dissolved and a new syndicate is formed for the following year, although members in existing syndicates have a priority for participating as members in the next following year. Accordingly, the members participating on a syndicate may change from year to year. In the conduct of the syndicate's business, the managing agent acts for each member under a separate agency agreement. The syndicate itself is not a legal entity. Members of a syndicate are not in partnership, and no member has joint liability with any other member of a syndicate for the risks underwritten through that syndicate. Each member of the syndicate is responsible only for the proportion of each risk written on his behalf and if an individual, such member may have unlimited liability for that business to the full extent of his assets, although no new members with unlimited liability are permitted. Each corporate member has limited liability for that business.

Actual acceptance of risk is undertaken either by the active underwriter of each syndicate or his underwriting deputies. The managing agent determines the underwriting policy of, and appoints and supervises the active underwriter of, each of its managed syndicates and supplies administrative and accounting services for the managed syndicate. The members themselves generally take no active part in the conduct of the business. That conduct is, by requirement of Lloyd's, delegated exclusively to the managing agent.

The managing agent will agree and/or settle claims made against the syndicates and establish systems to monitor and control the premium income earned by the syndicate to see that members' premium limits are not exceeded. The managing agent will also determine and carry into effect the syndicate's reinsurance program and determine the premium for and effect the reinsurance required for the syndicate to close each year of account (see below).

Year of Account. Lloyd's has its origin in marine insurance which, because of the length of voyages, led to the development of the current three-year accounting system whereby premiums, losses and expenses are accumulated over three years before the result of a particular underwriting year's trading is calculated. Under the three-year system, members' underwriting results are stated by "year of account". Each year of account is a one-year venture that, as a general rule, is fully accounted for and settled at the end of a 36-month period. As a result, syndicates writing insurance in Lloyd's 2003 year of account will not be "closed" for purposes of determining profit or loss participation until reinsurance to close has been effected after December 31, 2005. Since December 31, 1994, the year of account to which a policy is allocated has been determined by the inception date of the policy.

Reinsurance to close. At the close of a year of account, members' underwriting liabilities with regard to the year are usually reinsured under a contract known as reinsurance to close, or "RITC". Until the RITC is effected (currently at the earliest, at the end of the third year of the account, i.e. two years after the end of the relevant underwriting year) no profits in respect of the relevant year of account can be distributed to members.

Through the payment of a premium for the RITC, a syndicate member's liabilities in respect of risks allocated to the relevant year of account and not discharged in full (including liabilities in respect of RITC of the preceding years of account) are reinsured without limit in time or amount into a succeeding, usually the next, underwriting year of account of the same syndicate; they may also, on occasion, be reinsured by another syndicate.

Runoff account. A runoff account is a year of account that has not been closed by RITC in the usual way. This may happen for a number of reasons, but primarily from uncertainty as to future levels of liability and a consequent inability to fix a fair premium for the RITC. In these circumstances, closure of the year of account may take a number of years, during which, without Lloyd's consent, there can be no release of the members' funds at Lloyd's nor of profits arising from the underwriting or investments of that syndicate.

Premium Trust Fund. Each member's premiums are held in Premium Trust Funds ("PTF") and invested in assets until the close of the year of account. All investment income from funds held in the PTF is similarly retained in the PTF and may be reinvested during the course of the year of account. As stated above, a year of account normally closes after the end of the third year. Funds representing a members' underwriting profits arising in respect of a particular year's underwriting on a syndicate will not normally be released from the PTF to the member until the relevant year has been closed by RITC and Lloyd's has confirmed the members' overall underwriting position as solvent. If a corporate member becomes insolvent, underwriting claims can still be met to the extent of the assets held in the members' PTF, as these funds are not available to its general creditors.

Funds at Lloyd's. Under its Byelaws, Lloyd's has power to prescribe the amount of security to be provided by a member in respect of its underwriting business at Lloyd's. This security (which is additional to the amounts held under the control of managing agents in a member's PTF) comprises a member's funds at Lloyd's. These funds are held in accordance with the terms of prescribed form Lloyd's Deposit Trust Deeds. The minimum required level of funds at Lloyd's is reviewed by Lloyd's prior to the commencement of each year of account.

Lloyd's determines the investment criteria applicable to funds held within a member's funds at Lloyd's, but a member is able to select the investment for those funds within the established criteria. In addition to or in substitution for depositing cash and/or securities as funds at Lloyd's, members are able to provide Lloyd's, among other things, with letters of credit, bank guarantees or a covenant and charge. The level of funds at Lloyd's fixes the member's maximum overall premium limit ("OPL") and it may be necessary during any account year to arrange additional funds at Lloyd's to increase OPL, or to maintain OPL when such funds have been depleted by losses. All such funds at Lloyd's are subject to trust arrangements designed to ensure that they are available to meet the relevant member's Lloyd's losses and expenses.

The FSA requires Lloyd's to maintain net central assets which are adequate to cover the aggregate of certain variable solvency margins, which relate to the value of each member's PTF and each member's funds at Lloyd's. If at any time a corporate member's funds at Lloyd's have fallen by more than 10 percent the member will be obliged to notify Lloyd's, and Lloyd's may then give such directions as it sees fit, including directing the member to reduce the overall level of its underwriting business.

For solvency purposes, if a member's closed year losses, runoff account deficiencies and cash calls (see below) on open years of account are not paid in full, they must be provided for in addition to the member's funds at Lloyd's required to support underwriting for succeeding years of account. To the extent that a member's funds at Lloyd's are used to cover these provisions with the effect that the member's funds at Lloyd's ratio is no longer satisfied, the member's OPL will be correspondingly reduced for the next year of account.

Geographic diversification

Prior to April 1, 2002 when LaSalle Re was placed into runoff, the Company diversified its property, casualty and other insurance and reinsurance exposures across geographic zones in order to optimize its spread of risk. The Oak Entities through their participation in a Lloyd's syndicate are the only subsidiaries of the Company actively writing business as of December 31, 2002. The geograghic diversification for the Oak Entities is determined by the syndicate in which they participate.

Reinsurance protections purchased

As a result of the sale of LaSalle's in-force reinsurance business as of April 1, 2002, substantially all of the underlying contracts were ceded to Endurance. All losses incurred on those contracts after April 1, 2002 are 100% reinsured by Endurance. LaSalle Re establishes reserves for all unpaid claims and claim expenses on any losses applicable to those ceded contracts and records a corresponding reinsurance recoverable.

In 2002, LaSalle Re purchased two excess of loss programs that provided coverage of $20 million in excess of the first $30 million of losses per occurrence and $5 million in excess of the first $50 million of losses per occurrence, both of which, as of April 1, 2002, were retroceded to Endurance as part of the sale of LaSalle Re's in-force reinsurance business. A third excess of loss program, which provided coverage of $25 million in excess of the first $100 million of losses per occurrence for a four year period with a yearly aggregate limit of $50 million and a contract aggregate limit of $150 million, was commuted by LaSalle Re in December 2002.

In 2001, the Company purchased three excess of loss programs which provided coverage of $20.0 million in excess of the first $30.0 million of losses per occurrence, $5.0 million in excess of the first $50.0 million of losses per occurrence and $25.0 million in excess of the first $75.0 million of losses per occurrence.

During 1999, the Company purchased an excess of loss program which provided coverage of $75.0 million in excess of the first $75.0 million of losses per occurrence for a first loss event, $60.0 million excess of $75.0 million per occurrence on the second loss event and $52.5 million excess of $125.0 million per occurrence on the third loss event over a three-year period ended December 31, 2001, subject to a maximum aggregate recovery of $187.5 million. This contract was canceled effective December 31, 2000.

In addition, in 1999 and 2000, the Company had a quota share arrangement with CNA. This arrangement was canceled effective December 31, 2000. Under this arrangement, the Company ceded an adjustable proportion of U.S. property catastrophe premium, net of acquisition costs, and included an override commission and profit commission payable to the Company.

The Company has also purchased other non-proportional excess of loss protections, which provide for the recovery of losses from reinsurers in excess of certain retentions that are related to the magnitude of market losses. LaSalle Re Capital also participated in the reinsurance coverage purchased by the Lloyd's syndicates it supported.

In addition, as part of the Company's capital protection strategy, the Company has utilized a Catastrophe Equity Put ("CatEPut") option program since July 1, 1997. The CatEPut option was a capital replacement tool that enabled the Company to put a pre-arranged amount of equity, through the issue of convertible preferred shares, to the option writers at pre-negotiated terms, in the event of a major catastrophe or series of large catastrophes that cause substantial losses to the Company or its subsidiaries. After the Trenwick/LaSalle business combination, Trenwick assumed the benefits and obligations of the Company under the CatEPut option, and is the issuer of the convertible preferred shares thereunder.

The Oak Entities purchase reinsurance generally to protect against extraordinary losses or losses involving one or more underwriting classes. The amount purchased is determined by TMA, subject to availability, with reference to the syndicates' aggregate exposure and potential loss scenarios.

Marketing

There are no marketing activities for LaSalle Re and LaSalle Re Capital as they are in runoff.

Marketing activities for the Oak Entities are managed by TMA through the Lloyd's syndicates in which they participate.

Reserves

The Company establishes reserves for the estimated ultimate settlement costs of all claims and claims expenses incurred with respect to business written by it. Accounting principles generally accepted in the United States of America, sometimes referred to as U.S. GAAP, do not permit the Company to establish reserves with respect to its property catastrophe reinsurance until an event occurs that may give rise to a claim. As a result, only reserves for unpaid claims and claims expenses applicable to losses incurred up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for expected future losses.

The derivation of reserves for unpaid claims and claims expenses involves the actuarial and statistical projection at any given time of the Company's expectations of the ultimate settlement of loss and loss expenses. These loss projections become necessary, primarily, as a result of time lags associated with reinsurance loss reporting. These lags are principally attributable both to claimant delays in reporting to the primary carrier as well as primary and reinsurance company delays in gathering statistics and subsequently reporting cession details to the Company. As a result, in addition to the loss estimates reported by primary insurers on known claims, actuarially projected estimates of reserves applicable to both the development (growth) of known claims as well as the emergence of new claims reports related to loss events which have been incurred but not reported ("IBNR losses") prior to the evaluation date must be developed. In addition to the impact of reporting lags upon the accuracy of estimated loss liabilities, other factors have significant impact upon the ultimate settlement of insured losses, including loss cost inflation, trends in the amount of insurance purchased in proportion to the full value of insured properties, and trends in the size and demographics of insured populations. Reserves for unpaid claims and claims expenses are not precise in that they necessarily involve an attempt to predict the ultimate outcome of future loss reporting and settlement activities.

Actuarial Methods

The Company uses a combination of data sources and commercially available catastrophe models to establish appropriate loss reserves for a catastrophic event. These models are employed upon the occurrence of an event to arrive at initial estimates of losses to the Company for significant catastrophe events. In addition, grouped and individual contract data illustrating the loss development history for prior similar events, as well as actual loss emergence experience of the underlying insurers, are analyzed to assist in the determination of suitable loss reserves. The data derived from the industry sources, and supplemented with the client-specific information, are then used to arrive at estimates of loss emergence patterns and initial estimates of ultimate loss ratios. These parameters are then applied, on a contract-by-contract basis, to arrive at estimates of ultimate losses. These loss estimates are then supplemented with the results derived from the catastrophe models, and final initial loss estimates are selected and reduced for losses reported to the Company to arrive at IBNR losses as of the date of evaluation. Loss estimates for a catastrophe event are subsequently re-estimated based on the actual reported and paid loss experience of the Company as of the evaluation date, and utilizing and applying the historical reporting patterns for similar events and contracts. The reserves for the Oak Entities and LaSalle Re Capital are separately derived, primarily from an analysis using expected loss ratios which is supplemented, when available, by actuarial evaluations produced for the individual syndicates.

The reserves are prepared quarterly by the Chief Actuary of Trenwick and reviewed by the Company's management. To the extent that reserves develop upward or downward, the results are reflected in the net income in the period in which the reserve deficiency or redundancy is evaluated. There can be no assurance that the final loss settlements will not exceed the Company's reserves for unpaid claims and claims expenses and have a material adverse effect upon the Company's financial condition and results of operations in a particular period.

With the acquisition of the Oak Entities on December 10, 2002, LaSalle Re now provides significant underwriting capacity to Lloyd's, principally to Syndicate 839 which is managed by TMA. Claims and claims expense reserves arising from this participation have been recorded on the balance sheet of LaSalle Re Holdings based on the review and analysis performed by TMA.

In connection with its review and analysis, TMA has engaged an independent actuarial consulting firm to review the claim liabilities and prepare an actuarial opinion for each of its non-life syndicates, including the actuarial opinion required by Lloyd's solvency regulations. These opinions, which are prepared solely for the use of Lloyd's regulators and TMA, assist syndicates in establishing appropriate liability estimates for both establishing the reinsurance to close and determining the open years of account.

Loss Development Analysis

Central estimates of loss reserves are derived separately for LaSalle Re's reinsurance runoff operations and for its Lloyd's participation through the Oak Entities. A range of plus or minus 5% is judgmentally defined about the central estimate reserve estimate as representing a "reasonable" range for lower or higher outcomes. Management, after reviewing the results of the actuarial reserve reviews, then determines its best estimate within the range. For year-end 2002, the range of net reserves (indications in $ millions) was as follows:

                Low Range Indication                         $536
                Central Indication                           $565
                High Range Indication                        $593
                Actual Net Reserve                           $563
                Difference Central less Actual               $  2

The $2 million difference between Central Indicated and Actual net reserves at year end 2002 arises from judgments made by management to reduce estimates of September 11, 2001 losses by $2 million because of the low level of reported September 11, 2001 loss activity during the last three quarters of 2002.

Management believes that claim and claim expense liabilities are adequate. However, the process of estimating claims and claim expense liabilities is inherently imprecise and involves an evaluation of many variables, including potentially unpredictable social and economic conditions. Accordingly, there can be no assurance that LaSalle's ultimate liability will not vary significantly from amounts reserved. In addition, with respect to the reinsurance portion of LaSalle's business, the inherent uncertainties of estimating such liabilities are greater than for the primary insurance portion, primarily due to the longer term reporting nature of the reinsurance business, the diversity of development patterns among different types of reinsurance, the necessary reliance on ceding companies for information regarding reported claims and differing reserving practices utilized by various ceding companies. Other items that have been considered in determining year-end reserves but which may develop differently than currently estimated include:

      o     September 11, 2001 related claims;

      o Claims against insured financial services companies for certain types of practices including alleged misallocations of shares in initial public offerings;

      o     Directors and Officers liability insurance in the United States;

      o Ultimate losses on business underwritten in the last four years, as reserve estimates are inherently more uncertain on recent business, where reported loss activity is still low relative to ultimate losses;

      o Reinsurance collectibility - LaSalle Re and TMA review and monitor their reinsurance recoverables from reinsurers and make provision for uncollectible reinsurance as appropriate. However, given the magnitude of reinsurance recoverables, $913.0 million at year-end 2002, the Company has a significant exposure to collectibility issues particularly for business underwritten at Lloyds.

The uncertainties in and the risk factors associated with the reserves for unpaid claims and claims expenses at year-end 2002 are significantly different than prior years at the Company, arising from exposure to Lloyd's business through the Oak Entities. Given the deterioration in the Company's financial condition and significant reduction in the net worth of LaSalle Re, the Company is now less financially equipped to handle these uncertainties should there be adverse development in its loss reserves. Consequently, there can be no assurance as to the adequacy of reserves, and the risk of future developments, both favorable and unfavorable, exists.

Investments

Composition of portfolio

The Company has implemented a set of investment guidelines designed to meet its liquidity requirements and return objectives. The guidelines are intended to be conservative, stressing preservation of principal, yield enhancement through the identification of value and market inefficiencies, market liquidity and risk reduction. The primary objective of the investment portfolio, as set forth in the guidelines, is to maximize investment returns consistent with these policies.

Quality of portfolio

The Company's investment guidelines requires the securities held in the shareholder portfolio and the reserve portfolio to maintain an average quality of A+ and AA, respectively. In addition, the shareholder portfolio and the reserve portfolio will not invest in securities below A- and BB+, respectively.

Maturity and duration of portfolio

The Company's investment guidelines specify a one to four year duration for the Company's investment portfolio, reflecting the need to maintain a liquid, short duration portfolio to ensure the Company's ability to pay claims on a timely basis. At December 31, 2002, the average maturity of the Company's portfolio was
1.1 years. The Company expects to periodically re-evaluate the target duration in light of market conditions, including the level of interest rates, and estimates of the duration of its liabilities.

The table below sets forth the distribution of the Company's debt securities available for sale at December 31, 2002 by type, maturity and quality rating.

                            Debt Security Investments
            (Amounts expressed in thousands of United States dollars)

                                                               Average
                                                               Maturity               Fair      Amortized
                                                               in Years               Value        Cost
                                                               --------             --------    ---------
      Type
      U.S. and U.K. federal government
         securities, including agencies                           0.9               $341,529     $339,619
      Other foreign government securities                         0.2                 58,681       58,468
      Mortgage and other asset-backed securities                  0.7                 93,516       93,179
      Corporate and other debt securities                         4.0                 62,111       61,782
                                                                -----               --------     --------
      Total debt securities                                       1.1               $555,837     $553,048
                                                                                    ========     ========

      Maturity
      Due in one year or less                                                       $359,387     $359,354
      Due in one year through five years                                             170,365      168,211
      Due in five years through ten years                                             14,510       14,066
      Due after ten years                                                             11,575       11,417
                                                                                    --------     --------
      Total debt securities                                                         $555,837     $553,048
                                                                                    ========     ========

                                                            Investment Grade                      Non-investment Grade
                                                    ---------------------------------          --------------------------
Quality                                              Fair Value              Cost              Fair Value         Cost
                                                    -----------           -----------          ----------      ----------
U.S. and U.K. federal government
  securities, including agencies                    $   341,529           $   339,619           $      --      $       --
Other foreign government securities                      58,681                58,468                  --              --
Mortgage and other asset-backed securities               93,516                93,179                  --              --
Corporate and other debt securities                      59,746                59,417               2,365           2,365
                                                    -----------           -----------           ---------      ----------
Total investment grade and
  non-investment grade debt securities              $   553,472           $   550,683           $   2,365      $    2,365
                                                    ===========           ===========           =========      ==========
Percentage of total debt securities                        99.6%                 99.6%                0.4%            0.4%

Investment Grade Quality (fair value)                   Aaa                    Aaa                   A              Baa
                                                    -----------           -----------           ---------      ----------
U.S. and U.K. federal government
  securities, including agencies                    $   341,529           $        --           $      --      $       --
Other foreign government securities                      58,681                    --                  --              --
Mortgage and other asset-backed securities               93,516                    --                  --              --
Corporate and other debt securities                      22,141                29,419               8,187              --
                                                    -----------           -----------           ---------      ----------
Total investment grade and
  non-investment grade debt securities              $   515,866           $    29,419           $   8,187      $       --
                                                    ===========           ===========           =========      ==========
Percentage of total debt securities                        92.8%                  5.3%                1.5%            0.0%

Non-investment Grade Quality (fair value)               Ba/B                 Caa/Ca                 P1          Not rated
                                                    -----------           -----------           ---------      ----------
Mortgage and other asset-backed securities          $        --           $        --           $      --      $       --
Corporate and other debt securities                          --                    --                  --           2,365
                                                    -----------           -----------           ---------      ----------
Total non-investment grade debt securities          $        --           $        --           $      --      $    2,365
                                                    ===========           ===========           =========      ==========
Percentage of total debt securities                         0.0%                  0.0%                0.0%            0.4%

Equity securities/Real estate

Pursuant to the Company's investment guidelines, the Company's investment portfolio does not contain any direct investments in real estate, mortgage loans or equity securities.

Foreign currency exposures

In an effort to manage exposure to foreign currency exchange rate fluctuations, the Company may from time to time enter into foreign exchange contracts. These contracts generally involve the exchange of one currency for U.S. dollars at some future date. At December 31, 2002 and 2001, the Company had no principal amounts outstanding under foreign exchange contracts.

Investment manager

Effective January 1, 2001, the Company appointed Wellington Management Company LLP to act as its investment manager. Prior to this, LaSalle Re had an investment management agreement with Aon Advisors (UK) Limited which terminated December 31, 2000.

Management Services

LaSalle Re currently manages its runoff operations with a staff of three employees and two consultants. LaSalle Re has also contracted with a third party administrator in Bermuda, IAS, to provide accounting services on an as needed basis and has entered into an administrative services agreement with Trenwick for Trenwick to provide LaSalle Re with executive management, actuarial, accounting, treasury, claims and other administrative services. From time to time, LaSalle Re may utilize other consultants or managers to provide services.

The Oak Entities and the Lloyd's syndicates in which they participate are managed by TMA pursuant to a standard agreement, set down by Lloyd's byelaws, entitled Managing Agent's Agreement (Corporate Member) (the "Agreement"). TMA is authorized by Lloyd's to manage syndicates including Syndicates 44 and 839, and by the Financial Services Authority (the "FSA"), to carry out the regulated activity of managing the underwriting capacity of a Lloyd's syndicate as a managing agent at Lloyd's. Under the terms of the Agreement, TMA is appointed to employ and manage the underwriter and his associates, who in turn accept risks, pay claims, arrange reinsurance, close the account and strike a profit or loss on the year's trading on behalf of the Oak Entities as a member of the relevant syndicate. Under the terms of the Agreement, the Oak Entities have agreed to pay TMA, as remuneration for its services in relation to each year of account, a fee and a profit commission. For the 2003 year of account, the fee charged by TMA is 0.5% of the capacity allocated by each of the Oak Entities to Syndicates 44 and
839. At the close of the 2003 year of account, subject to certain adjustments for prior year syndicate losses, TMA will be entitled to deduct and retain 15% of any profit so determined, prior to the balance being distributed to the Oak Entities. In the event of a loss being determined in respect of the 2003 year of account, TMA will not receive any remuneration other than the 0.5% fee.

Employees

As of December 31, 2002, the Company had five employees. The Company believes that its employee relations are satisfactory. None of the Company's employees are subject to collective bargaining agreements, and the Company knows of no current efforts to implement such agreements at the Company.

Regulation and tax matters

Trenwick and its insurance and reinsurance company subsidiaries, including LaSalle Re, are subject to regulatory oversight under the insurance statutes and regulations of the jurisdictions in which they are domiciled and in which they conduct business. These regulations vary from jurisdiction to jurisdiction and are generally designed to protect ceding insurance companies and policyholders by regulating such companies' financial integrity and solvency in their business transactions and operations. Many of the insurance statutes and regulations relate to financial reporting and enable regulators to closely monitor the performance of the insurers. Typical required reports include information concerning Trenwick's capital structure, ownership, financial condition, and general business operations.

Because the Company, as well as Trenwick, Trenwick America and Trenwick Holdings, are holding companies, their principal sources of funds consist of permissible dividends, tax allocation payments and other statutorily permissible payments from their respective regulated operating insurance company subsidiaries, each of which is subject to oversight and regulatory supervision by insurance regulators in its jurisdiction of domicile. As a result of recent losses incurred by these operating inasurance company subsidiaries, their cash distribution capacities have been significantly reduced. Each insurance regulatory body, including those of Bermuda, New York, Connecticut, North Dakota, the United Kingdom and Lloyd's, may act independently with respect to the company or companies domiciled in its jurisdiction. To the extent that any such regulator takes action with respect to an insurance company domiciled in its jurisdiction, such as the commencement of voluntary or involuntary proceedings for the formal supervision, conservation, rehabilitation or liquidation of such company, such action could adversely impact the ability of the Company or Trenwick to continue to function, or could precipitate other actions by other insurance regulators with respect to the particular insurer or insurers under their primary jurisdiction.

LaSalle Re, as a runoff company, will continue to be subject to regulation and supervision in Bermuda. LaSalle Re was not admitted or authorized to do business in any jurisdiction except Bermuda. The insurance laws of each state of the United States do not directly regulate the sale of reinsurance within their jurisdictions by alien insurers, such as LaSalle Re. Nevertheless, the sale of reinsurance by alien reinsurers, such as LaSalle Re, to insurance companies domiciled or licensed in United States jurisdictions is indirectly regulated by state "credit for reinsurance" laws that operate to deny financial statement credit to ceding insurers unless the non-admitted alien reinsurer posts acceptable security for ceded liabilities and agrees to prescribed contract provisions, such as insolvency and intermediary clauses. The Company conducted its business at its principal offices in Bermuda and did not maintain an office in the United States, and its personnel did not solicit, advertise, settle claims or conduct other insurance activities in the United States. All policies were issued and delivered and premiums were and continue to be received outside the United States. The Company does not believe that it is subject to the insurance laws of any state in the United States. From time to time, there have been congressional and other initiatives in the United States regarding the supervision and regulation of the insurance industry, including proposals to supervise and regulate alien reinsurers. While none of these proposals have been adopted to date on either the federal or state level, there can be no assurance that federal or state legislation will not be enacted subjecting the Company to supervision and regulation in the United States, which could have a material adverse effect on the Company. In addition, no assurance can be given that if the Company were to become subject to any laws of the United States or any state thereof or of any other country at any time in the future, it would be in compliance with such laws.

Bermuda Regulation

LaSalle Re and LaSalle Re Corporate Capital Ltd. are regulated by the Insurance Act 1978 of Bermuda, as amended, and related regulations (the "Insurance Act"), which provides that no person shall carry on an insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Supervisor of Insurance (the "Supervisor"), acting on the recommendation of the Bermuda Monetary Authority (the "BMA"). Under the Insurance Act, insurance business includes reinsurance business. The BMA, in deciding whether to recommend registration, has broad discretion to act as it thinks fit in the public interest. The Supervisor and the BMA are required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. The continued registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the Minister of Finance may impose from time to time. The day to day supervision of insurers is the responsibility of the BMA.

The Insurance Act also imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Supervisor powers to supervise, investigate, require information and the production of documents and intervene in the affairs of insurance companies. Although LaSalle Re Corporate Capital Ltd. is governed by the Insurance Act, it is exempted from complying with most of the filings required to be made by insurance companies by section 57 of the Insurance Act.

The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. LaSalle Re is registered as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act.

LaSalle Re is in runoff and the BMA has placed restrictions on its continued operations including that it may not enter into any new contracts of insurance or reinsurance without the BMA's prior written approval, effective as of January 1, 2003, and that it must at all times meet and maintain relevant solvency margins, liquidity and other ratios applicable under Bermuda law at all times that it carries on insurance business.

Cancellation of Insurer's Registration

An insurer's registration may be canceled by the Supervisor on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the Supervisor and the BMA, after consultation with the Insurance Advisory Committee (the "IAC"), the insurer has not been carrying on business in accordance with sound insurance principles.

The IAC, along with related sub-committees, which are appointed by the Minster of Finance, advises the Supervisor and the BMA on matters connected with the discharge of their functions and supervises and reviews the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures. In addition, the IAC may advise the Supervisor and the BMA on any matter relating to the development of the insurance industry in Bermuda.

Principal Representative

An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda to oversee the insurer's business and to report to the BMA and the Supervisor in connection with specific events. For the purpose of the Insurance Act, LaSalle Re's principal office is its executive offices in Hamilton, Bermuda, and LaSalle Re's principal representative is Peter Woolf. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to BMA is given of the intention to do so. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood that the insurer will become insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the BMA setting forth all the particulars of the case that are available to the principal representative. For example, the failure by the insurer to comply substantially with a condition imposed upon the insurer by the Supervisor relating to a solvency margin or a liquidity or other ratio would be a reportable "event."

Independent Approved Auditor

Every registered insurer must appoint an independent auditor who will audit and report annually on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of LaSalle Re, are required to be filed annually with the BMA. LaSalle Re's independent auditor must be approved by the BMA and may be the same person or firm that audits Trenwick's consolidated financial statements and reports for presentation to its shareholders. LaSalle Re's independent auditor is PricewaterhouseCoopers LLP.

Loss Reserve Specialist

As a registered Class 4 insurer, LaSalle Re is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA. Robert Giambo, who is no longer an employee of Trenwick, had been approved to act as LaSalle Re's loss reserve specialist. Mr. Giambo has submitted an opinion which will be filed with LaSalle Re's statutory financial return for the year ended December 31, 2002.

Statutory Financial Statements

LaSalle Re must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of these statutory financial statements, which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto. The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act, which financial statements will be prepared in accordance with U.S. GAAP. As a general business insurer, LaSalle Re is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA.

Annual Statutory Financial Return

LaSalle Re is required to file with the BMA a statutory financial return no later than four months after its financial year end unless specifically extended upon application to the BMA. The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, solvency certificates, the statutory financial statements, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer certifying that the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether, in its opinion, it was reasonable for the directors to make these certifications. If an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

Minimum Solvency Margin and Restrictions on Dividends and Distributions

Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as LaSalle Re, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin.

LaSalle Re:

            1. is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

            a. $100,000,000;

            b. 50% of net premiums written (being gross premiums written less any premiums ceded by LaSalle Re, but LaSalle Re may not deduct more than 25% of gross premiums when computing net premiums written); and

            c. 15% of net losses and loss expense reserves;

            2. is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (and if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, LaSalle Re will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

            3. is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless if files with the BMA, (at least seven days before payment of such dividends) an affidavit stating that it will continue to meet the required margins;

            4. is prohibited, without the approval of the Supervisor, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and

            5. is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

Additionally, under the Companies Act, LaSalle Re may only declare or pay a dividend if it has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of its assets would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Minimum Liquidity Ratio

The Insurance Act provides a minimum liquidity ratio for general business insurers, like LaSalle Re. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include, but are not limited to, cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates, and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

Supervision, Investigation and Intervention

The BMA may appoint an inspector with extensive powers to investigate the affairs of LaSalle Re if the BMA believes that such an investigation is in the best interests of its policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct LaSalle Re to produce documents or information relating to matters connected with its business. If it appears to the BMA that there is a risk of LaSalle Re becoming insolvent, or that LaSalle Re is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct LaSalle Re (i) not to take on any new insurance business; (ii) not to vary any insurance contract if the effect would be to increase its liabilities; (iii) not to make certain investments; (iv) to liquidate certain investments; (v) to maintain in, or transfer to the custody of, a specified bank, certain assets; (vi) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (vii) to limit LaSalle Re's premium income. In connection with the recent application of LaSalle Re to the BMA to recharacterize a June 2002 loan of $258 million by LaSalle Re to Trenwick as a special dividend, the BMA and LaSalle Re agreed that LaSalle Re's Certificate of Registration be endorsed to restrict LaSalle Re's license so that it can no longer write any insurance without the prior written consent of the BMA.

Disclosure of Information

In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to them. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

Transfer of Securities of Trenwick and LaSalle Re Holdings

The BMA must give specific permission for all issues and transfers of securities of Bermuda companies involving persons who are not resident of Bermuda, unless the company's securities are listed on an Appointed Stock Exchange as defined in the Companies Act 1981.

On March 25, 2003, the common shares of Trenwick and the Series A Preferred Shares of LaSalle Re Holdings were suspended from trading, pending application to the Securities and Exchange Commission for delisting, by the NYSE as a result of failure to meet the NYSE's minimum continued listing criteria. On the same day, Trenwick was notified that its common shares and the Series A Preferred Shares of LaSalle Re Holdings will be quoted on the OTC Bulletin Board.

By letter dated March 24, 2003, the BMA issued permission for the free transferability on an interim basis of Trenwick's and LaSalle Re Holdings' shares while they are quoted on the OTC Bulletin Board. This permission is contingent on the condition that the BMA is notified promptly of any instances in which Trenwick or LaSalle Re Holdings become aware that a new shareholder has obtained 5% or more of either company's shares, including background information on any such new 5% shareholder.

In the absence of the permission granted by the BMA discussed in the previous paragraph, as a consequence of the suspension of trading, all transfers of shares involving holders of Trenwick's or LaSalle Re Holdings' securities would be required to be approved by the BMA before they could be entered into Trenwick's or LaSalle Re Holdings' share register. This procedure would only apply to share transfers involving shareholders who hold shares in their own name on Trenwick's or LaSalle Re Holdings' share register (a "record holder"). Shareholders who hold through nominees, brokers, or banks, which in turn have accounts through other nominees, would not be affected by this approval procedure unless one of the parties to the transfer becomes a record holder on Trenwick's or LaSalle Re Holdings' share register or the number of shares held by an existing record holder is increased or decreased by the transfer. If the BMA's free transferability permission is rescinded, this pre-approval process will cause a delay in share transfers.

United Kingdom Regulation - Oak Entities and LaSalle Re Capital

On December 1, 2001, the Financial Services and Markets Act (the "FSMA") established the Financial Services Authority (the "FSA") as the primary regulator responsible for regulating the financial services industry with respect to the carrying on of "regulated activities" including insurance and reinsurance in the U.K. It is a criminal offense for any person to engage in a regulated activity in the U.K. unless that person is authorized by the FSA to carry on that regulated activity. Trenwick's Lloyd's operations are directly or indirectly regulated by the FSA.

The FSA has been granted broad authorization and intervention powers as it relates to the operations of all insurers operating in the U.K., including (i) periodic financial reporting requirements, (ii) supervision of management through an "approved persons" regime which requires that certain "controlled functions" within a regulated entity must be performed by individuals approved by the FSA, (iii) various margin of solvency and related requirements for the regulated entity and its parent company, (iv) reporting requirements relating to all material related party transactions including certain intra group transactions, (v) indirect restriction on dividend payments, (vi) formal inspections and monitoring of regulated entities and regular formal interviews of management, (vii) prior notification and approval by the FSA of the acquisition of "control" including the direct or indirect acquisition of 10% or more of the voting shares of the regulated entity or its parent companies and
(viii) enforcement of disciplinary measures including criminal prosecution where it deems appropriate. In addition, the FSA is currently seeking to strengthen its requirements for senior management arrangements and systems and controls of insurance and reinsurance companies under its jurisdiction and intends to place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the U.K. For example, the FSA is currently in consultation on a number of proposals, including the regulation of the sale of general insurance, insurance mediation and proposals aimed at ensuring adequate diversification of an insurer's or reinsurer's exposures to any credit risk of its reinsurers.

Lloyd's Operations

Under the FSMA, Lloyd's is subject to the full range of supervisory and disciplinary sanctions of the FSA. The Council of Lloyd's is permitted, subject to the ultimate authority of the FSA, to continue its day to day supervisory functions at Lloyd's, although the FSA may intervene directly or through Lloyd's and either body may initiate investigative and disciplinary proceedings. In addition, Lloyd's is required to notify the FSA of any matter that is likely to be of material concern to the FSA concerning Lloyd's operations as well as those of its constituent parties.

The Company's dedicated Lloyd's underwriting entities, the Oak Entities, as Lloyd's corporate members are subject to regulation and/or supervision by the Council of Lloyd's. Lloyd's operates under a self-regulatory regime arising under the Lloyd's Act 1982 and the FSMA and has the power to set, interpret and change the rules which govern the operation of the Lloyd's market. Lloyd's prescribes, in respect of its managing agents and corporate members, certain minimum standards relating to their management and control, solvency and various other requirements. In addition, Lloyd's imposes restrictions against persons becoming controllers and major shareholders of managing agents and corporate members without the consent of Lloyd's first having been obtained.

Trenwick Managing Agents, which manage the Oak Entities, has been granted a Scope of Permission Notice by the FSA to carry out a regulated activity - 'Managing the capacity of a Lloyd's syndicate as a managing agent of Lloyd's'. As a regulated firm, Trenwick Managing Agents is required to comply with the Rules made by the FSA, the Lloyd's Acts passed by UK Parliament, and Lloyd's Byelaws. These regulations confer powers on the regulators to revoke the Scope of Permission Notice, which could result in Trenwick Managing Agents being required to cease underwriting at Lloyd's.

The FSA has begun to more closely monitor the activities of Lloyd's managing agents. In February 2003, the FSA began to carry out risk assessments of managing agents, looking at the potential exposure to the Lloyd's Central Fund. In addition, the FSA has indicated its intention to become more directly involved in monitoring both the performance of specific Lloyd's syndicates and the financial strength of the Lloyd's market as a whole and, in that connection, it is anticipated that there will be changes to Lloyd's regulatory reporting among other things. Moreover, internal reforms proposed at Lloyd's are likely to be adopted including moving to a franchise structure whereby the syndicates will act as franchisees of Lloyd's, establishment of a new Franchise Board to govern Lloyd's adoption of a one year accounting system in lieu of the three year accounting system and elimination of new unlimited liability members. These and other amendments are expected to be proposed in the amendments to the Lloyd's Acts to modernize its governance structure and to remove unnecessary business restrictions.

LaSalle Re Capital became a Corporate Member of Lloyd's in December 1996 and commenced underwriting effective January 1, 1997. LaSalle Re Capital is only licensed to carry on business related to Lloyd's. As a Corporate Member, LaSalle Re Capital is subject to the regulatory jurisdiction of the Council of Lloyd's.

As Corporate Members of Lloyd's, the Oak Entities and LaSalle Re Capital are required to file audited financial statements and an annual return, which is part of the annual declaration of compliance process. The annual declaration of compliance sets out the financial position of the Corporate Member and confirms details of its directors and controllers. In addition, the Oak Entities and LaSalle Re Capital are required to file audited solvency returns either confirming the value of funds at Lloyd's ("FAL") held by the member as at the previous December 31, or that it held no FAL at that date. Lloyd's will compare the value of a Corporate Member's FAL derived from the solvency return with its underwriting assets and liabilities as reported by the syndicates on which it participates. Where a negative solvency position is disclosed, the Corporate Member is required to provide sufficient additional funds to cover the shortfall.

Under the terms of its license as a "member of a recognized association of underwriters" under the Bermuda Insurance Act, LaSalle Re Capital is required to meet and maintain the solvency requirements of Lloyd's. LaSalle Re Capital is also required to send to the Bermuda Supervisor of Companies, within 30 days after submission of the annual solvency return and declaration of compliance to Lloyd's, a copy of those documents together with a copy of the audited annual statements of each of the syndicates in which LaSalle Re Capital participates. Further, LaSalle Re Capital must also appoint and maintain a principal representative in Bermuda.

FUTURE BUSINESS OPERATIONS

The future operations of the Company and its financial results will differ materially from those of 2002 and prior years as the Company has sold the in-force business of its primary operating subsidiary, LaSalle Re, and has placed LaSalle Re into runoff. In addition, under the terms of Trenwick's agreements with the Banks, and particularly under the December Amendments, Trenwick and its subsidiaries, including the Company, are subject to financial and operational restrictions which limit their flexibility to pursue business and strategic alternatives. These restrictions will apply so long as Trenwick and its subsidiaries (including the Company) have unpaid reimbursement obligations to the Banks with respect to the letters of credit. In addition, the Company and LaSalle Re have material receivables from Trenwick, as described above in "-Transactions with Affiliates," which may not be realizable because of the current uncertainties of Trenwick's financial condition.

The result of the foregoing is that the future operations of the Company, at least in the next several years, are likely to consist substantially of the management in runoff of LaSalle Re, including administration of claims, regulatory reporting, settlement of reinsurance agreements (including commutations thereof where appropriate), cash and investment management and related matters, and the ongoing participation in Lloyd's syndicates through the Oak Entities as corporate capital providers. The costs involved in the runoff operations are likely to differ significantly from those of prior years, where a significant portion of the operating costs related to underwriting, marketing and securing reinsurance for new business. The reimbursement of costs as they relate directly to LaSalle Re's runoff will be subject to review by the Bermuda Monetary Authority (the "BMA") which may challenge these costs or impose other restrictions with respect to the runoff including the provision of an acceptable runoff plan. Adverse loss developments or weakness in reinsurance recoveries, among other factors, could significantly and negatively impact the success of any runoff. It is unlikely that any amounts will be available to the equity holders of the Company until such time as the BMA has been assured of the minimum capital and solvency of LaSalle Re. In addition, the BMA has recently notified the Company that it will not permit the granting of a security interest in LaSalle Re's assets to the Banks as collateral under Trenwick's credit agreement. In the event that the runoff is not successful, it is also possible that LaSalle Re may be placed under the control of the BMA, voluntarily or involuntarily, through rehabilitation, liquidation or other similar proceedings.

RISK FACTORS

You should carefully consider the risks described below regarding us and our Series A Preferred Shares. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties. If any of the following risks actually occur or continue to occur, our business, financial condition or results of operations could be materially and adversely affected and the trading price of our Series A Preferred Shares could decline further.

Trading of our Series A Preferred Shares has been suspended by the New York Stock Exchange.

The New York Stock Exchange has suspended from trading, pending application to the Securities and Exchange Commission, our Series A Preferred Shares for failure to meet the New York Stock Exchange's minimum listing requirements. Our Series A Preferred Shares were quoted on the Over-The-Counter (OTC) Bulletin Board beginning on Tuesday, March 25, 2003.

In light of the significant developments and other factors referred to in this Report, which have materially and adversely impacted the Company, its operations and its future prospects, it is unlikely that our Series A Preferred Shares will realize significant value in the near term, if at all. As a result, it is possible that a market will not continue in our Series A Preferred Shares, in which case the liquidity of the securities may be severely limited.

By letter dated March 24, 2003, the BMA issued permission for the free transferability on an interim basis of Trenwick's and the Company's shares while they are quoted on the OTC Bulletin Board. This permission is contingent on the condition that the BMA is notified promptly of any instances in which Trenwick or the Company become aware that a new shareholder has obtained 5% or more of either company's shares, including background information on any such new 5% shareholder.

In the absence of the permission granted by the BMA discussed in the previous paragraph, as a consequence of the suspension of trading, all transfers of shares involving holders of Trenwick's or the Company's securities would be required to be approved by the BMA before they could be entered into Trenwick's or the Company's share register. This procedure would only apply to share transfers involving shareholders who hold shares in their own name on Trenwick's or the Company's share register (a "record holder"). Shareholders who hold through nominees, brokers, or banks, which in turn have accounts through other nominees, would not be affected by this approval procedure unless one of the parties to the transfer becomes a record holder on Trenwick's or the Company's share register or the number of shares held by an existing record holder is increased or decreased by the transfer. If the BMA's free transferability permission is rescinded, this pre-approval process will cause a delay in share transfers.

We are unable to pay dividends and will continue to be unable to do so for the foreseeable future.

In connection with other actions being taken in the fourth quarter of 2002, on November 29, 2002, the Company elected to suspend the payment of dividends to holders of our Series A Preferred Shares effective immediately, as a result of restrictions on the Company under Trenwick's credit agreement with various lending institutions. The Company intends to accrue the dividends until payment is reinstated. We do not expect to be able to pay dividends to holders of our Series A Preferred Shares for the foreseeable future.

We have guaranteed the obligations of Trenwick and Trenwick Holdings under Trenwick's credit agreement, which guaranty is supported by a security interest in all of LaSalle Re's shares.


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Trenwick currently has outstanding $182.5 million of letters of credit issued by the banks under its credit facility. Trenwick is obligated to reimburse the banks for any amounts drawn on these letters of credit, and for related fees and expenses. No amounts have been drawn on the letters of credit to date. The banks have provided Trenwick with several waivers of potential defaults and extensions of deadlines under the credit facility, but Trenwick does not presently have the liquidity necessary to satisfy the banks by the deadlines that have been imposed. The Company has guaranteed the obligations of Trenwick and Trenwick Holdings under the credit facility and has pledged as security all of its shares of LaSalle Re. If potential events of default under the credit facility are not cured or waived by its lenders, the Banks could exercise their rights under the pledge. As a result, upon the occurrence of an event of default, there is substantial doubt as to our ability to continue as a going concern.

Trenwick has issued convertible preferred shares that may result in substantial dilution to existing Trenwick common shareholders and/or a change in control of Trenwick, and therefore the Company. Neither we nor Trenwick have the ability to control settlement of Trenwick's convertible preferred shares.

As a result of the September 11, 2001 terrorist attacks, LaSalle Re incurred large catastrophe losses that enabled Trenwick to exercise its rights under a catastrophe equity put option with European Reinsurance Company of Zurich, a subsidiary of Swiss Reinsurance Company ("European Re"). In this transaction, Trenwick issued Series B shares to European Re for a purchase price of $40 million. These Series B shares are convertible into Trenwick's common shares upon the occurrence of certain events, including Trenwick's failure to maintain a net worth (as defined) under generally accepted accounting principles of $225 million. Trenwick's net worth is below $225 million, and in the event that it remains below that amount through April 19, 2003, European Re will be able to convert the Series B preferred shares into Trenwick common shares upon not less than 60 days' notice to Trenwick, and substantial dilution to existing Trenwick common shareholders will occur. In addition, depending on the conversion ratio of preferred shares to common shares, which is based upon the trading price of Trenwick common shares and the book value and number of shares converted, this conversion could result in European Re obtaining control of Trenwick, and therefore the Company, subject to compliance with applicable insurance regulation.

We are a holding company and substantially all of our assets are held in LaSalle Re and LaSalle Re's participation in Lloyd's. LaSalle Re's assets are generally unavailable to pay the debts of the holding company and there is substantial uncertainty as to whether we will ultimately receive any value from them.

We are a holding company with no material assets other than the stock of our operating subsidiaries, our intercompany receivables due from Trenwick, and LaSalle Re's participation in Lloyd's. Our ability to pay dividends to our shareholders will be dependent on the earnings and cash flows of LaSalle Re in runoff and our Lloyd's operations and their ability to pay dividends or to advance or repay funds to us. Payment of dividends and advances and repayments from LaSalle Re is regulated by the BMA and regulatory restrictions, including minimum solvency and liquidity thresholds. We do not expect LaSalle Re will be able to pay dividends or advance or repay any funds to us in the foreseeable future.

We are in discussions with the BMA concerning capital adequacy and other issues relating to LaSalle Re, and the BMA may institute supervision, rehabilitation, conservation or liquidation proceedings with respect to LaSalle Re.

We have been engaged in discussions with the BMA and with LaSalle Re's consent, the BMA has restricted the license of LaSalle Re to prohibit it from writing any new business without its prior written approval. The BMA, as well as regulators in the United Kingdom and the United States, which regulate Trenwick's other insurance company subsidiaries, may act independently of one another with respect to the insurance company domiciled in its jurisdiction. Any action by an insurance regulator, such as the commencement of voluntary or involuntary supervision, rehabilitation, conservation or liquidation proceedings with respect to one of these companies, could precipitate additional actions by the other insurance regulators. In the event of any such proceedings, it is unlikely that the assets of the insurance companies will be available to satisfy each other's liabilities, or the liabilities of Trenwick or the Company.

Our financial strength ratings have been significantly downgraded by Standard & Poor's and Fitch.

Our senior debt and other ratings have been downgraded significantly by Standard & Poor's and Fitch, to "D" and "D", respectively. These ratings generally reflect the ratings services' views that our business prospects and financial flexibility are very limited.

LaSalle Re's catastrophe liability and other insurance business, from which we historically derived a majority of our revenue, has ceased to write new business and is in runoff.

We have placed LaSalle Re's catastrophe, liability and other insurance business into runoff and no new business is being written in LaSalle Re. Our objective is to maximize the economic value of the runoff through effective claims settlement, commutation of assumed obligations where appropriate, collection of reinsurance recoverables and effective cash management. While it is possible that some positive economic value may result over time from the runoff of LaSalle Re's business, we do not expect it to contribute significantly to our revenue or results of operations in the near term, if at all, and there are significant uncertainties that could if realized adversely affect our ability to continue a solvent runoff of LaSalle Re.

Our ability to attract and retain key management personnel has been negatively affected.

We have experienced the loss of most of our personnel in the last year, including a majority of our senior executives. A number of executives positions at the Company, including the position of Acting Chief Executive Officer, are now being filled by consultants under short term arrangements or by employees or consultants of Trenwick. Our ability to operate our business has been, and will continue to be, dependent on our ability and the ability of Trenwick to retain the services of key senior executive officers and to attract and retain additional qualified personnel in the future as employees and consultants. The loss of the services of any of our key executive officers or the inability to hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct our business. Our financial situation and that of our subsidiaries has made it, and likely will continue to make it, difficult to retain key employees and consultants.

Our reinsurers may not satisfy their obligations to us.

Our business model relied to a large extent on reinsurance to reduce our underwriting risk. As of December 31, 2002, our reinsurance recoverable balance was approximately $913 million. LaSalle Re is subject to credit risk with respect to its reinsurers because the transfer of risk to a reinsurer does not relieve the LaSalle Re of its liability to the insureds. In addition, reinsurers may be unwilling to pay us even though they have the financial resources and are contractually obligated to do so. Unfavorable arbitration decisions or the failure of one or more of the reinsurers to honor their obligations or make timely payments would impact our cash flow and could cause us to incur significant losses. In the event of the rehabilitation, supervision, conservation or liquidation of LaSalle Re, we may not be able to influence the outcome of the collectibility of reinsurance recoverables, in that it will be the responsibility of the regulators supervising such proceedings.

If actual claims exceed our loss reserves, our financial results could be significantly adversely affected.

Our results of operations and financial condition depend upon our ability to assess accurately the potential losses associated with the risks that we insure and reinsure. To the extent actual claims continue to exceed our expectations, we will be required to immediately recognize the less favorable experience. This could cause a material increase in our liabilities and a reduction in our profitability, including an operating loss and reduction of capital.

We establish loss reserves to cover our estimated liability for the payment of all losses and loss expenses incurred with respect to premiums earned on the policies that we write. We utilize actuarial models as well as historical insurance industry loss development patterns to establish appropriate loss reserves, as well as estimates of future trends in claims severity, frequency and other factors. Establishing an appropriate level of loss reserves is an inherently uncertain process. Accordingly, actual claims and claim expenses paid will likely deviate, perhaps substantially, from the reserve estimates reflected in our consolidated financial statements.

If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income or increase our net loss in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our loss reserves and have a material adverse effect on our results of operations or our financial condition in general.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued.

Recent events may result in political, regulatory and industry initiatives which could adversely affect our business.

The supply of insurance and reinsurance coverage has decreased due to withdrawal of capacity and substantial reductions in capital resulting from, among other things, the terrorist attacks of September 11, 2001. This tightening of supply may result in governmental intervention in the worldwide insurance and reinsurance markets. We are currently unable to predict the extent to which new political, regulatory and industry initiatives may affect the demand for our products or the risks which may be available for us to consider underwriting. At the same time, threats of further terrorist attacks and the military initiatives and political unrest in the Middle East and Asia have adversely affected general economic, market and political conditions, increasing many of the risks associated with the insurance markets worldwide.

The insurance and reinsurance business is historically cyclical, and we expect to experience periods with excess underwriting capacity and unfavorable premium rates.

Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. The supply of insurance and reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. Although premium levels for many products have increased in recent months, the supply of insurance and reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance business significantly, and we expect to experience the effects of such cyclicality.

U.S. persons who own our common shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

The Bermuda Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act which includes, where relevant, information on modifications thereto adopted pursuant to our bye-laws, applicable to us, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

Interested Directors. Under Bermuda law and our bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which that director has an interest following a declaration of the interest pursuant to the Companies Act provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such transaction would not be voidable if:

      o The material facts as to such interested director's relationship or interests were disclosed or were known to the board of directors and the board of directors in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

      o Such material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction was specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

      o The transaction was fair as to the corporation as of the time it was authorized, approved or ratified.

Certain Transactions with Significant Shareholders. As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders.

Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where an act is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, courts would review acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer.

Indemnification of Directors and Officers. Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or sustained by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such


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

indemnification shall not extend to any matter in which any of such persons is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

We are incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our current and former directors and officers may reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon us or those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Further, there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

ITEM 2. PROPERTIES

The Company's executive offices are located in approximately 3,870 square feet of leased office space in Hamilton, Bermuda. Management believes the Company's current office space is adequate for its needs.

ITEM 3. LEGAL PROCEEDINGS

The Company and its subsidiaries are at times party to various legal proceedings generally arising in the normal course of its business. The Company does not believe that the eventual outcome of any such pending proceeding will have a material effect on its financial condition or business. Pursuant to the Company's reinsurance arrangements, disputes are generally required to be finally settled by arbitration.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of shareholders of the Company during the fourth fiscal quarter of the calendar year ended December 31, 2002.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           LASALLE RE HOLDINGS LIMITED


                                           /S/  Alan L. Hunte
                                               ---------------------------------
                                           By  Name: Alan L. Hunte
                                               Title: Director and President

Dated April 15, 2003


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